Exhibit 4.1

Description of Registrant’s Securities Registered

Pursuant to Section 12 of the Securities Exchange Act of 1934

As of the date of the most recent Annual Report on Form 10-K of ARKO Petroleum Corp. (the “registrant”), the Class A common stock, par value $0.0001 per share, of the registrant (“Class A common stock”) was registered under Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Unless the context otherwise requires, all references herein to “we,” “our,” “ours,” “Company” and “us” refer to ARKO Petroleum Corp.

The following description of the Class A common stock is a summary and does not purport to be complete. A copy of our amended and restated certificate of incorporation and our amended and restated bylaws have been filed as Exhibits 3.1 and 3.2, respectively, to our Annual Report on Form 10-K for the fiscal year ended December 31, 2025. Our Class A common stock and the rights of the holders of our Class A common stock are subject to the applicable provisions of the General Corporation Law of the State of Delaware (the “DGCL”), our amended and restated certificate of incorporation, and our amended and restated bylaws. The description below of our Class A common stock and provisions of our amended and restated certificate of incorporation and amended and restated bylaws are summaries and are qualified by reference to our amended and restated certificate of incorporation and amended and restated bylaws, as applicable, and by the applicable provisions of the DGCL. We encourage you to read that law and those documents carefully.

Authorized and Outstanding Stock

Our authorized capital stock consists of:

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400,000,000 shares of Class A common stock, par value $0.0001 per share;
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200,000,000 shares of Class B common stock, par value $0.0001 per share; and
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5,000 shares of preferred stock, par value $0.0001 per share.

As of March 27, 2026, we had 12,570,223 shares of our Class A common stock issued and outstanding, 35,000,000 shares of our Class B common stock issued outstanding and no shares of preferred stock outstanding. Our Class A common stock is listed on the Nasdaq Capital Market under the symbol “APC.”

Class A Common Stock

Voting Rights

Each share of Class A common stock is entitled to one vote on each matter submitted to a vote of our holders of common stock, including the election of directors. Class A common stock does not have the right to cumulate votes in the election of directors. Except as otherwise provided in our amended and restated certificate of incorporation or required by law, all matters to be voted on by holders of our Class A common stock and Class B common stock, including uncontested elections of directors must be approved by a majority, on a combined basis, of the votes cast by holders of such shares present in person or by proxy at the meeting and entitled to vote on the subject matter. Each share of Class B common stock is entitled to five votes on each matter submitted to a vote of our stockholders. In the case of a contested election of directors, all matters to be voted on by our stockholders must be approved by a plurality of the votes entitled to be cast by all shares of our common stock on a combined basis. Each share of Class B common stock shall automatically convert into one share of Class A common stock without further action by us or the holder thereof, upon the transfer of such share to any holder other than ARKO Corp. (“ARKO Parent”), our indirect parent, and its affiliates, other than us. As a result of ARKO Parent's ownership of a majority of our outstanding voting power, ARKO Parent has the ability to determine all matters requiring approval by our stockholders, including the election of our directors, amendment of our governing documents, and approval of certain major corporate transactions, and we are a “controlled company” within the meaning of the corporate governance rules of Nasdaq.

Dividends

Holders of our Class A common stock are entitled to receive dividends or other distributions when and if declared by our board of directors (the “Board of Directors”). The right of our Board of Directors to declare dividends, however, is subject to any rights of the holders of other classes of our capital stock and the availability of sufficient funds under the DGCL to pay dividends. Cash dividends paid in respect of our Class A common stock will also be paid in respect of our Class B common stock equally on a per share basis.

Liquidation, Dissolution and Winding Up

In the event of our voluntary or involuntary liquidation, dissolution, distribution of assets or winding-up, after payments to creditors and subject to any preferential liquidation, dissolution or winding up rights of holders of any then outstanding shares of our preferred stock, the holders of shares of Class A common stock are entitled to share ratably (together with the holders of Class B common stock) in all of our remaining assets and funds available for distribution to holders of shares of common stock.

Preemptive or Other Rights

Holders of shares of Class A common stock do not have any preemptive, subscription, redemption or conversion rights and there are no sinking fund provisions with respect to our Class A common stock. All of the shares of our Class A common stock currently issued and outstanding are fully-paid and nonassessable.

Controlled Company

ARKO Corp. (“ARKO Parent”) controls a majority of our outstanding voting power and therefore has the ability to determine all matters requiring approval by our stockholders, including the election of our directors, amendment of our governing documents, and approval of certain major corporate transactions. As a result of the voting power held by ARKO Parent, we qualify as a “controlled company” within the meaning of corporate governance rules of Nasdaq. Under these rules, a listed company of which more than 50% of the voting power is held by an individual, group or another company is a “controlled company.” However, we do not currently rely on the “controlled company” exemptions from certain corporate governance requirements.

Transfer Agent

The transfer agent for our common stock is Continental Stock Transfer & Trust Company. The transfer agent’s address is 1 State Street, 30th Floor New York, NY 10004.

Certain Anti-Takeover Provisions of Delaware Law

Special Meetings of Stockholders; Action by Written Consent

Our amended and restated bylaws provide that special meetings of our stockholders may be called, prior to the date on which ARKO Parent ceases to beneficially own, directly or indirectly, at least 50.1% of the outstanding shares of our common stock (such event, the “Trigger Event”), by or at the direction of the Board of Directors or the Chairman of the Board of Directors (the “Chairman”) at the request of holders of not less than a majority of the combined voting power of our common stock, and, from and after the Trigger Event, only by or at the direction of the Board of Directors, the Chairman or our Chief Executive Officer.

Pursuant to Section 228 of the DGCL, any action required to be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice and without a vote if a consent or consents in writing, setting forth the action so taken, is signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of our stock entitled to vote thereon were present and voted, unless our certificate of incorporation provides otherwise. Prior to the Trigger Event, any stockholder action by written consent must be signed by ARKO Parent, in addition to the holders of the minimum number of votes that would be necessary to authorize such action at a meeting. Our amended and restated certificate of incorporation precludes stockholder action by written consent from and after the Trigger Event.

These provisions could have the effect of delaying until the next stockholder meeting any stockholder actions, even if they are favored by the holders of a majority of the Company’s outstanding voting securities.

Advance Notice Requirements for Stockholder Proposals and Director Nominations

Our amended and restated bylaws provide that stockholders seeking to bring business before our annual meeting of stockholders, or to nominate candidates for election as directors at our annual meeting of stockholders, must provide timely notice of their intent in writing. To be timely, a stockholder’s notice will need to be received by the company secretary at our principal executive offices not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the anniversary date of the immediately preceding annual meeting of stockholders. Our amended and restated bylaws also specify certain requirements as to the form and content of such stockholder’s notice, including with respect to solicitation of proxies under Rule 14a-19 of the Exchange Act. Pursuant to Rule 14a-8 of the Exchange Act, proposals seeking inclusion in our annual proxy statement must comply with the notice periods contained therein. These provisions may preclude our stockholders from bringing matters before our annual meeting of stockholders or from making nominations for directors at our annual meeting of stockholders.

Authorized but Unissued Shares

Our authorized but unissued common stock and preferred stock are available for future issuances without stockholder approval and could be utilized for a variety of corporate purposes, including future offerings to raise additional capital, acquisitions and employee benefit plans. The existence of authorized but unissued and unreserved common stock and preferred stock could render more difficult or discourage an attempt to obtain control of us by means of a proxy contest, tender offer, merger or otherwise.

Exclusive Forum Selection

The amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, the sole and exclusive forum, to the fullest extent permitted by law, for (1) any derivative action or proceeding brought on our behalf, (2) any action asserting a claim of breach of a fiduciary duty owed by any of our current or former directors, officers or other employees or stockholders to us or our stockholders, creditors or other constituents, or a claim of aiding and abetting any such breach of fiduciary duty, (3) any action asserting a claim against us or any of our directors or officers or other employees or stockholders arising pursuant to, or any action to interpret, apply, enforce any right, obligation or remedy under or determine the validity of, any provision of the DGCL or our amended and restated certificate of incorporation or amended and restated bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, (4) any action asserting a claim that is governed by the internal affairs doctrine, or (5) any other action asserting an “internal corporate claim” under the DGCL shall be the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery does not have subject matter jurisdiction, another state court sitting in the State of Delaware or, if and only if neither the Court of Chancery nor any state court sitting in the State of Delaware has subject matter jurisdiction, then the federal district court for the District of Delaware) (the “Delaware Forum Provision”). Notwithstanding the foregoing, our amended and restated certificate of incorporation provides that the Delaware Forum Provision will not apply to any actions arising under the Securities Act or the Exchange Act. However, our amended and restated certificate of incorporation provides that unless we consent in writing to the selection of an alternative forum, (i) the federal district court for the District of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for resolving any complaint asserting a cause of action arising under the Securities Act and (ii) the Court of Chancery of the State of Delaware and the federal district court for the District of Delaware shall be the sole and exclusive forums for the resolution of any derivative claim arising under the Exchange Act (the “Federal Forum Provision”). Additionally, any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and consented to the Delaware Forum Provision and the Federal Forum Provision.

Although we believe these provisions will benefit us by providing increased consistency in the application of Delaware law in the types of lawsuits to which it applies, a court may determine that these provisions are unenforceable, and to the extent they are enforceable, the provisions may have the effect of discouraging lawsuits against our directors and officers, although our stockholders will not be deemed to have waived our compliance with federal securities laws and the rules and regulations thereunder.

Section 203 of the Delaware General Corporation Law

A Delaware corporation may elect in its certificate of incorporation or bylaws not to be governed by this particular Delaware law. We have opted out of Section 203 of the DGCL; however, our amended and restated certificate of incorporation contains similar provisions providing that we may not engage in certain “business combinations” with any “interested stockholder” for a three-year period following the time that the stockholder became an interested stockholder, unless:

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our Board of Directors approves either the business combination or the transaction that made the stockholder an “interested stockholder,” prior to the date of the transaction;
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after the completion of the transaction that resulted in the stockholder becoming an interested stockholder, that stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, other than statutorily excluded shares of common stock; or
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on or subsequent to the date of the transaction, the business combination is approved by our Board of Directors and authorized at a meeting of our stockholders, and not by written consent, by an affirmative vote of at least two-thirds of the outstanding voting stock not owned by the interested stockholder.

Generally, a “business combination” includes a merger, asset or stock sale or other transaction resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an “interested stockholder” is a person who, together with that person’s affiliates and associates, owns, or within the previous three years owned, 15% or more of our outstanding voting stock. For purposes of this section only, “voting stock” has the meaning given to it in Section 203 of the DGCL.

Under certain circumstances, this provision will make it more difficult for a person who would be an “interested stockholder” to effect various business combinations with us for a three-year period. This provision may encourage companies interested in acquiring us to negotiate in advance with our Board of Directors because the stockholder approval requirement would be avoided if our Board of Directors approves either the business combination or the transaction which results in the stockholder becoming an interested stockholder. These provisions also may have the effect of preventing changes in our Board of Directors and may make it more difficult to accomplish transactions which stockholders may otherwise deem to be in their best interests.

Our amended and restated certificate of incorporation provides that ARKO Parent and its affiliates, and any of its respective direct or indirect transferees and any group as to which such persons are a party, do not constitute “interested stockholders” for purposes of this provision.

Removal of Directors; Vacancies and Newly Created Directorships

Our amended and restated certificate of incorporation provides that directors may be removed with or without cause only by the affirmative vote of a majority in voting power of all outstanding shares of common stock entitled to vote thereon. It further provides that any newly created directorships resulting from an increase in the number of directors or any vacancies on our Board of Directors will be filled by a majority vote of the remaining directors then in office, even if less than a quorum, by a sole remaining director or by the stockholders.

Our amended and restated certificate of incorporation further provides that from and after the Trigger Event, directors may be removed with or without cause, and only by the affirmative vote of holders of at least 66 2/3% in voting power of all the then-outstanding shares of our capital stock entitled to vote thereon, voting together as a single class. In addition, our amended and restated certificate of incorporation provides that from and after the Trigger Event, any newly-created directorship on our Board of Directors that results from an increase in the number of directors and any vacancy occurring in our Board of Directors may only be filled by a majority of the directors then in office, although less than a quorum, or by a sole remaining director (and not by the stockholders).

Any director elected to fill a vacancy or newly created directorship shall hold office for the remainder of the full term of the other currently serving directors.

Supermajority and Other Provisions

Our amended and restated certificate of incorporation and amended and restated bylaws provide that our Board of Directors is expressly authorized to alter, amend, rescind or repeal, in whole or in part, our amended and restated bylaws without a stockholder vote in any matter not inconsistent with Delaware law and our amended and restated certificate of incorporation. From and after the Trigger Event, in addition to any vote of the holders of any class or series of our capital stock required therein or applicable law, any adoption, amendment, alteration, rescission or repeal of our amended and restated bylaws by our stockholders requires the affirmative vote of the holders of at least 50.1% in voting power of all the outstanding shares of our capital stock entitled to vote thereon, voting together as a single class.

The DGCL provides generally that the affirmative vote of a majority of the outstanding shares entitled to vote thereon, voting together as a single class, is required to amend a corporation’s certificate of incorporation unless the certificate of incorporation requires a greater percentage. Our amended and restated certificate of incorporation provides that from and after the Trigger Event, the following provisions in our amended and restated certificate of incorporation may be amended, altered, repealed or rescinded only by the affirmative vote of the holders of at least 66 2/3% in voting power of all the outstanding shares of our common stock entitled to vote thereon, voting together as a single class:

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the provisions regarding removal of directors;
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the provisions regarding limitation of director and officer liability;
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the provisions regarding stockholder action by written consent;
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the provisions regarding filling vacancies on our Board of Directors and newly created directorships;
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the provisions regarding calling special meetings of stockholders;
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the provisions regarding competition and corporate opportunities;
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the provisions regarding Section 203 of the DGCL and business combinations;
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the provisions regarding exclusive forum;
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the provisions regarding amendment to our amended and restated bylaws; and
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the amendment provision requiring that the above provisions be amended only with a 66 2/3% supermajority vote.